EXHIBIT 99.1

NGP Capital Resources Company Announces First Quarter 2013 Financial Results and Portfolio Activity

HOUSTON, May 7, 2013 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the first quarter of 2013.

Highlights for the quarter ended March 31, 2013:
Net asset value: $190.3 million, or $9.05 per share
Quarterly dividends declared: $0.16 per share

Operating Results:
Total investment income: $5.8 million
Net investment income: $2.3 million, or $0.11 per share
Net unrealized depreciation on investments: $9.7 million, or $0.46 per share

New investments in portfolio securities during the quarter: $53.8 million
Redemption of portfolio securities during the quarter: $26.9 million
Fair value of portfolio investments at March 31, 2013: $231.2 million
Weighted average yield on portfolio investments: 9.9%
Number of portfolio companies at March 31, 2013: 15

Portfolio and Investment Activity

During the first quarter of 2013, we invested $53.8 million in new portfolio investments and received proceeds from redemption and repayments of portfolio securities totaling $26.9 million.

On February 15, 2013, we closed a $17.5 million investment in OCI Holdings, LLC ("OCI"). Our investment in OCI includes a $15.0 million Subordinated Note and a $2.5 million direct equity co-investment. OCI is a home health provider of physical, occupational and speech therapy services to pediatric patients in the state of Texas. Proceeds from the investment were used to refinance OCI and to finance OCI's strategic acquisition of a provider of similar services. The OCI Subordinated Note matures August 15, 2018 and earns interest payable in cash at a rate of 11% per annum (LIBOR + 10%) plus paid-in-kind interest of 2% per annum.

Also on February 15, 2013, we provided $9.0 million of financing to KOVA International, Inc. ("KOVA"), in the form of Senior Subordinated Notes, to facilitate the acquisition of the urinalysis division of Hycor Biomedical, Inc. by a group of private equity sponsors. The KOVA Senior Subordinated Notes earn interest payable in cash at an annual rate of 12.75% and mature on August 15, 2018.

On February 6, 2013, we purchased $20.0 million of the $300 million 9.75% Senior Notes offering issued by Talos Production LLC and Talos Production Finance Inc., (collectively, "Talos"), to partially fund Talos's acquisition of Energy Resource Technology GOM, Inc., the oil and gas subsidiary of Helix Energy Solutions Group, Inc. On February 15, 2013, we purchased an additional $5.0 million face value of the Talos Senior Notes in the secondary market. Talos is headquartered in Houston, Texas, and its parent company is a portfolio company of funds affiliated with Apollo Global Management, LLC and Riverstone Holdings LLC, which committed up to $600 million in equity to Talos's parent company in February 2012. The Talos Senior Notes mature February 15, 2018, and were originally issued at 99.025 for an effective yield of 10.0% per annum. Our weighted average cost and yield to maturity on the Talos Senior Notes were 99.4 and 9.9%, respectively.

In January, we restructured our $13.5 million Senior Secured Term Loan (the "Original Term Loan") with Spirit Resources, LLC ("Spirit"). Under the terms of the restructuring, (i) $8.0 million of the Original Term Loan was converted into Preferred Units, with the remaining $5.5 million structured as a Senior Secured Tranche A Term Loan, earning interest at 8% per annum; (ii) we provided $4.5 million of additional borrowing capacity in the form of a Senior Secured Tranche B Term Loan, currently earning paid-in-kind interest at 15% per annum; (iii) we received a 3% overriding royalty interest in Spirit's oil and gas properties; and (iv) we conveyed our 33% penny warrants back to Spirit.  Borrowings under the Tranche B Term Loan will be used for further development work and to provide additional working capital. The Preferred Units represent a preferred interest on 100% of any equity distributions from Spirit until certain hurdles are met, after which Spirit management would participate in 25% of any such distributions.

Redemptions and repayments during the first quarter included the sale of $10.0 million face amount of EP Energy, LLC Senior Unsecured Notes at a price of 113.375 resulting in a realized capital gain of $1.3 million, or $0.06 per common share. Our total investment in EP Energy LLC Senior Unsecured Notes, which began as a $25 million participation in their original issuance in April 2012, generated an internal rate of return of 36.5% with a return on investment of 1.16x. Also during the first quarter of 2013, Southern Pacific Resource Corp. repaid its debt obligations under its $272.2 million Second Lien Term Loan, including the $9.8 million face amount that we held, with a 1% call premium, generating an internal rate of return of 10.7% with a return on investment of 1.09x.

On April 1, 2013, GMX Resources ("GMX") and certain of its affiliates filed petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. In connection with its bankruptcy filing, GMX announced that it is pursuing an asset purchase agreement with certain senior first-lien creditors to acquire substantially all of GMX's operating assets and undeveloped acreage. Once the contemplated asset purchase agreement with such senior creditors is finalized, the sale would then be subject to a public auction, pursuant to procedures to be approved by the Bankruptcy Court. We hold $12.7 million face amount of GMX's Senior Secured Second-Priority Notes due 2018, or the GMX 2018 Notes, which are subordinate to the debt held by the senior creditors mentioned above. As a result of these proceedings, we placed the investment on non-accrual status and reduced the estimated fair value of our investment in the GMX 2018 Notes to zero as of March 31, 2013, resulting in an unrealized loss of $7.4 million, or $0.35 per share, during the first quarter of 2013.

We have continued to receive our share of monthly production payments from ATP Oil & Gas Corporation ("ATP"), pursuant to our limited-term overriding royalty interests (the "ORRIs") in ATP's Gomez and Telemark offshore oil and gas properties, pursuant to the Bankruptcy Court's order and subject to a Disgorgement Agreement executed in August 2012, shortly after ATP filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As of March 31, 2013, our unrecovered investment in the ORRIs was $32.1 million, and we had received aggregate production payments of $15.1 million subject to the Disgorgement Agreement, $6.2 million of which was received during the first quarter of 2013.

On April 23, 2013, the Department of the Interior, on behalf of the Bureau of Safety and Environmental Enforcement, issued an order directing that the wells on the Gomez properties be shut in and that operations cease. Operations and production ceased on the Gomez properties on April 30, 2013. As a result of the shut-in of the Gomez wells, our cash flows attributable to the ORRIs will be negatively affected, but we will continue to receive our share of monthly production payments attributable to the Telemark properties (and our portion of the production payments attributable to the Gomez properties prior to April 30, 2013), subject to the Disgorgement Agreement referred to above. Of the $6.2 million of ORRI distribution we received in the first quarter of 2013, $2.8 million was attributable to Gomez production and $3.4 million was attributable to Telemark production.

Operating Results – Three months ended March 31, 2013

Investment income totaled $5.8 million for the quarter ended March 31, 2013, increasing 3% compared to $5.6 million in the corresponding quarter of 2012, primarily attributable to higher overall portfolio balances offset by lower weighted average yields.

Operating expenses for the first quarter of 2013 were $3.5 million, increasing $0.8 million, or 31%, compared to the first quarter of 2012, primarily as a result of higher interest expenses on increased borrowings to support our larger investment portfolio and higher base management fees on higher total asset balances. The resulting net investment income was $2.3 million, or $0.11 per share, for the quarter ended March 31, 2013, compared to $3.0 million, or $0.14 per share, for the quarter ended March 31, 2012.

We recognized net realized capital losses of $0.2 million, or $0.01 per share, during the three months ended March 31, 2013 compared to $30,000 of net realized capital losses in the first quarter of 2012. The realized losses in 2012 resulted from a $1.6 million loss from our sale of 228,853 shares of GMX common stock at an average price of $3.28, partially offset by the $1.3 million gain from the sale of $10.0 million face amount of EP Energy Senior Unsecured Notes.

During the three months ended March 31, 2013, we recorded $9.7 million, or $0.46 per share, of net unrealized depreciation on portfolio investments, primarily due to decreases in the estimated fair value of our investments in GMX 2018 Notes of $7.4 million and Spirit preferred units of $2.8 million and the reversal of unrealized appreciation, due to realization of the gain, on our EP Energy Senior Unsecured Notes of $1.3 million, partially offset by net increases in the fair value of our remaining investments of $1.8 million. During the three months ended March 31, 2012, we recorded net unrealized appreciation on portfolio investments totaling $1.3 million, primarily as a result of a $1.0 million mark-to-market increase in the fair value of our GMX Senior Convertible Notes due 2013, with other net increases in fair value of $0.3 million.

Overall, we had a net decrease in net assets resulting from operations of $7.6 million, or $0.36 per share, for the three months ended March 31, 2013 and, after declaring dividends during the period of $0.16 per common share, our net asset value decreased from $9.57 per common share as of December 31, 2012 to $9.05 per common share as of March 31, 2013.

Liquidity and Capital Resources

At March 31, 2013, we had cash and cash equivalents totaling $30.3 million. The amount outstanding under our Investment Facility at March 31, 2013 was $72.0 million and there was no additional amount available for borrowing. We repaid $23.5 million of this balance in April 2013.

Second Quarter 2013 Portfolio Activity

On April 22, 2013, we provided $17.5 million of financing to Nekoosa Coated Products, a leading manufacturer of carbonless sheets and an expanding line of specialty products used by digital and offset printers in the commercial printing industry, in the form of a Second Lien Term Loan, to facilitate the acquisition of IGI Corp., a leading manufacturer of specialty pressure sensitive graphic arts materials used in the signage and visual communications industry. The Second Lien Term Loan earns interest payable in cash at an annual rate of 13% plus paid-in-kind interest of 2% per annum and matures in October 2018.

Conference Call at 11:00 a.m. Eastern Time on May 7, 2013

We invite all interested persons to participate in our conference call on Tuesday, May 7, 2013 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $24,516 and $8,140, respectively)	$ 23,141	$ 8,608
Affiliate investments
(cost: $33,996 and $16,280, respectively)	31,127	13,153
Non-affiliate investments
(cost: $186,491 and $193,332, respectively)	176,899	191,853
Total portfolio investments	231,167	213,614
Investments in U.S. Treasury Bills at fair value
(cost: $45,999 and $45,996, respectively)	45,999	45,996
Total investments	277,166	259,610
Cash and cash equivalents	30,310	47,655
Accounts receivable and other current assets	1,788	732
Interest receivable	2,538	1,876
Prepaid assets	2,100	2,449
Total current assets	36,736	52,712
Total assets	$ 313,902	$ 312,322

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 1,807	$ 1,372
Management and incentive fees payable	1,367	1,305
Dividends payable	3,363	3,363
Income taxes payable	69	515
Short-term debt	45,000	45,000
Total current liabilities	51,606	51,555
Deferred tax liabilities	--	1
Long-term debt	72,000	59,500
Total liabilities	123,606	111,056
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 21,020,077 shares issued and outstanding	21	21
Paid-in capital in excess of par	251,088	251,088
Undistributed net investment income (loss)	(2,716)	(1,672)
Undistributed net realized capital gain (loss)	(47,376)	(47,148)
Net unrealized appreciation (depreciation) on investments	(10,721)	(1,023)
Total net assets	190,296	201,266
Total liabilities and net assets	$ 313,902	$ 312,322
Net asset value per share	$ 9.05	$ 9.57

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended March 31,
	2013	2012
Investment income
Interest income:
Control investments - majority owned	$ 401	$ --
Affiliate investments	720	378
Non-affiliate investments	3,633	4,839
Dividend income:
Non-affiliate investments	983	--
Royalty income, net of amortization:
Non-affiliate investments	--	146
Other income	66	256
Total investment income	5,803	5,619
Operating expenses
Interest expense and bank fees	815	334
Management and incentive fees	1,367	1,084
Professional fees	298	202
Insurance expense	179	180
Other general and administrative expenses	809	841
Total operating expenses	3,468	2,641
Income tax provision (benefit), net	16	12
Net investment income	2,319	2,966
Net realized capital gain (loss) on investments
Control investments - majority owned	--	(30)
Non-affiliate investments	(228)	--
Total net realized capital gain (loss) on investments	(228)	(30)
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	(1,843)	(150)
Affiliate investments	257	(520)
Non-affiliate investments	(8,113)	1,943
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	1	2
Total net unrealized appreciation (depreciation) on investments	(9,698)	1,275
Net increase (decrease) in net assets resulting from operations	$ (7,607)	$ 4,211
Net increase (decrease) in net assets resulting from operations per common share	$ (0.36)	$ 0.19

Dividends declared per common share	$ 0.16	$ 0.12
Weighted average shares outstanding - basic and diluted	21,020	21,628

	For The Three Months Ended March 31,
Per Share Data (1)	2013	2012

Net asset value, beginning of period	$ 9.57	$ 9.26

Net investment income	0.11	0.14
Net realized and unrealized gain (loss) on investments	(0.47)	0.05
Net increase (decrease) in net assets resulting from operations	(0.36)	0.19

Dividends declared	(0.16)	(0.12)

Net asset value, end of period	$ 9.05	$ 9.33

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. ("NGP ECM"). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Steve Gardner (sgardner@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com),
         Hans Hubbard (hhubbard@ngpcrc.com), or
         Chris Ryals (cryals@ngpcrc.com).

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.